Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lee Newitt

(704) 344-8150

lnewitt@fairpoint.com

Media Contact:

Meghan Woodlief

(704) 817-1271

mwoodlief@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS

2011 SECOND QUARTER RESULTS

Strong Quarter Financially and Operationally

•	Consolidated EBITDAR increases to $70.5 million in the quarter on revenue of $262.6 million

•	High-speed Internet subscriber growth accelerates to 5.4% year-over-year versus a 1.9% loss a year earlier

•	Voice access line loss slows to 9.3% year-over-year versus 11.6% a year earlier

•	Net loss improves to $27.1 million versus $54.2 million a year earlier

Charlotte, N.C. (Aug. 8, 2011) – FairPoint Communications, Inc. (NasdaqCM: FRP) (FairPoint or the Company), a leading provider of communications services, today announced its financial results for the second quarter ended June 30, 2011. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 9:30 a.m. (EDT) on Tuesday, Aug. 9, 2011.

“Our momentum continues to build,” said Paul H. Sunu, CEO of FairPoint. “We are pleased with the success our team is achieving on multiple fronts. Our operating and customer metrics continue to improve. Our regulatory environment is improving. We are meeting our network deployment commitments for the broadband and fiber-to-the-tower initiatives. These efforts are now making their way into the financial results.”

High-speed Internet penetration increased to 28.3% of voice access lines at June 30, 2011, following the addition of more than 7,600 subscribers in the quarter. The Company surpassed 305,000 high-speed Internet subscribers in the quarter, reaching an all-time high. Company-wide, year-over-year voice access line loss slowed for the fifth consecutive quarter to 9.3%.

FairPoint ended the quarter with revenue of $262.6 million and Consolidated EBITDAR1 of $70.5 million. The second quarter was favorably impacted by revenue assurance activities, including back-billing, and sustained improvements in service quality.

Operating and Regulatory Highlights

High-speed Internet subscriber growth accelerated to 5.4% year-over-year, compared to a 4.8% increase in the first quarter of 2011 and a 1.9% decline in the second quarter of 2010. FairPoint added 15,410 high-speed Internet subscribers in the first half of 2011, compared to approximately 140 in the second half of 2010.

Voice access line loss continued to slow as FairPoint lost approximately 22,700 lines in the second quarter of 2011 as compared to approximately 24,900 and approximately 29,100 in the first quarter of 2011 and the second quarter of 2010,

[1]

Consolidated EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring items as defined in the Company’s credit facility. Consolidated EBITDAR is a non-GAAP financial measure. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

respectively. As a result, the rate of voice access line loss slowed to 9.3% annually versus 9.6% in the first quarter of 2011 and 11.6% in the second quarter of 2010.

The FairPoint customer experience continues to improve. Sustained improvements in retail and wholesale service quality, along with a reversal of penalties accrued in earlier periods, benefited the second quarter of 2011. Retail and wholesale service quality penalties favorably affected revenue in the second quarter of 2011 by $3.4 million, compared to a reduction in revenue of $1.8 million and $3.3 million in the first quarter of 2011 and second quarter of 2010, respectively.

FairPoint continued its northern New England broadband expansion efforts during the quarter and announced the completion of its Vermont regulatory broadband commitment. With this latest achievement, FairPoint now offers high-speed Internet service to more than 83% of its customers in Maine, more than 85% of its customers in New Hampshire, nearly 90% of its customers in Vermont and more than 90% of its Telecom Group customers throughout the other 15 states in which FairPoint operates.

Earlier this year, FairPoint announced an initial network build that will bring fiber to more than half of the approximately 1,600 wireless communications towers the Company serves in its northern New England service footprint. As of June 30, 2011, fiber had been placed to more than 400 of these towers. The Company remains on track to meet its 2011 fiber build commitments.

On June 9, 2011, Gov. Paul LePage of Maine signed into law a bill directing the Maine Public Utilities Commission to develop a plan to reform telecommunications regulation in the state. The bill sets a state goal of creating a regulatory structure that ensures a level playing field for all telecommunications providers. FairPoint expects to benefit from this regulatory reform.

Financial Highlights

Second Quarter 2011 as compared to Second Quarter 2010

Revenue was $262.6 million in the second quarter of 2011 as compared to $271.6 million a year earlier. The decrease was primarily the result of a 9.3% decline in voice access lines year-over-year, which led to decreases in voice services and access revenue. Partially offsetting the decline were lower service quality penalties, the impact of revenue assurance activities, including back-billing, and a 3.1% increase in data and Internet services revenue.

Operating expenses, excluding depreciation, amortization and reorganization, were $202.8 million in the second quarter of 2011 as compared to $230.3 million a year earlier. The second quarter of 2010 was unfavorably impacted by a one-time project abandonment charge totaling $12.3 million, which was a Consolidated EBITDAR add-back. Excluding the impact from project abandonment, the favorable variance of $15.2 million, or 7.0%, was primarily the result of reductions in contracted services and data and voice transport costs.

Consolidated EBITDAR was $70.5 million in the second quarter of 2011 as compared to $72.3 million a year earlier. Consolidated EBITDAR for the second quarter of 2010 was favorably impacted by the add-back of $8.3 million related to the net effect of a financial restatement. Although the items related to the financial restatement may have been recurring in nature, FairPoint’s credit facility allows the Company to add back the net effect on Consolidated EBITDAR from a financial restatement for any period before January 24, 2011. Excluding the benefit from this financial restatement add-back, Consolidated EBITDAR for the second quarter of 2010 would have been $64.0 million. The $6.5 million favorable variance year-over-year is primarily explained by the operating expense reductions offset partially by the decline in revenue discussed above.

Net loss was $27.1 million in the second quarter of 2011 as compared to a net loss of $54.2 million a year earlier.

Capital expenditures were $52.1 million in the second quarter of 2011 as compared to $62.8 million a year earlier. FairPoint satisfied its regulatory commitment for broadband expansion in Vermont during the quarter. Major capital initiatives for the remainder of 2011 include the continued expansion of the VantagePoint(sm) network, the fiber-to-the-tower build, regulatory broadband commitments in Maine and New Hampshire, information technology improvements and enhancements, success-based capital projects for targeted revenue opportunities, and network and facilities maintenance.

Second Quarter 2011 as compared to First Quarter 2011

Revenue was $262.6 million in the second quarter of 2011 as compared to $254.8 million in the first quarter of 2011. The favorable variance is primarily attributable to the $5.2 million change in service quality penalties discussed above and revenue assurance activities, including back-billing, during the second quarter of 2011.

Operating expenses, excluding depreciation, amortization and reorganization, decreased $13.8 million to $202.8 million as compared to $216.6 million in the first quarter of 2011. The favorable variance is primarily attributable to the $13.5 million vacation accrual booked in the first quarter of 2011.

Consolidated EBITDAR increased $21.4 million to $70.5 million as compared to $49.1 million in the first quarter of 2011. The first quarter of 2011 was unfavorably impacted by the $13.5 million annual vacation expense. Adjusting for the vacation accrual, Consolidated EBITDAR increased $7.9 million versus the first quarter of 2011, which was primarily the result of the revenue increase described above.

Capital expenditures were $52.1 million in the second quarter of 2011 as compared to $53.7 million in the first quarter of 2011.

FairPoint’s cash position remained stable at $13.1 million at the end of the second quarter of 2011 as compared to $15.4 million at the end of the first quarter of 2011. The Company has not drawn on its $75 million revolving credit facility and as of June 30, 2011, it had $63.0 million available for borrowing, net of $12.0 million outstanding letters of credit.

2011 Guidance

The Company previously provided Consolidated EBITDAR guidance of $260 million to $280 million and remains comfortable with that range.

For purposes of calculating Consolidated EBITDAR, FairPoint adds back pension expense net of any cash contributions. As previously disclosed, FairPoint expects to contribute approximately $6.8 million to its company-sponsored employee pension plan during the third quarter of 2011.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s quarterly report for the quarter ended June 30, 2011, which will be filed with the SEC on or prior to Aug. 15, 2011. The Company’s results for the quarter ended June 30, 2011, are subject to the completion of its quarterly report for such period.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. For purposes of generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company’s assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company’s condensed consolidated statements of financial position and operations for periods after Jan. 24, 2011, will not be comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter 2011 results at 9:30 a.m. (EDT) on Tuesday, Aug. 9, 2011.

Participants should call (866) 314-5232 (US/Canada) or (617) 213-8052 (international) at 9:20 a.m. (EDT) and enter the passcode 53808235 when prompted. The title of the call is the Q2 2011 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 70917035 when prompted. The recording will be available from Tuesday, Aug. 9, 2011, at 12:00 p.m. (EDT) through Tuesday, Aug. 16, 2011, at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Consolidated EBITDAR and adjustments to GAAP measures to exclude the effect of special items. Management believes that Consolidated EBITDAR may be useful to investors in assessing the Company’s operating performance and its ability to meet its debt service requirements, and the maintenance covenants contained in the Company’s credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends. However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Consolidated EBITDAR has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Consolidated EBITDAR and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Consolidated EBITDAR only supplementally. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) (www.FairPoint.com) is a leading communications provider of high-speed Internet access, local and long-distance phone, television and other broadband services to customers in communities across 18 states. Through its fast, reliable data network, FairPoint delivers data and voice networking communications solutions to residential, business and wholesale customers. VantagePoint(sm), FairPoint’s resilient IP-based network in northern New England, provides business customers a fast, flexible, affordable Ethernet connection. VantagePoint(sm) supports applications like video conferencing and e-learning. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.

Certain information contained herein may constitute guidance as to projected financial results and the Company’s future performance that represents management’s estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company’s management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company’s business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company’s guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2011 and December 31, 2010

(in thousands, except share data)

	Successor Company	Predecessor Company
	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash	$13,058	$105,497
Restricted cash	37,498	2,420
Accounts receivable, net	119,857	125,170
Materials and supplies	820	22,193
Prepaid expenses	12,270	18,841
Other current assets	1,841	6,092
Deferred income tax, net	33,972	31,400

Total current assets	219,316	311,613
Property, plant and equipment, net	1,772,565	1,859,700
Goodwill	243,189	595,120
Intangible assets, net	151,926	189,247
Prepaid pension asset	3,927	2,960
Debt issue costs, net	2,109	119
Restricted cash	1,026	1,678
Other assets	9,394	13,357

Total assets	$2,403,452	$2,973,794

Liabilities and Stockholders’ Equity (Deficit)
Liabilities not subject to compromise:
Current portion of long-term debt	$5,000	$—
Current portion of capital lease obligations	1,249	1,321
Accounts payable	73,840	66,557
Claims payable and estimated claims accrual	39,108	—
Accrued interest payable	183	3
Other accrued liabilities	67,033	63,279

Total current liabilities	186,413	131,160

Capital lease obligations	3,308	3,943
Accrued pension obligation	90,971	92,246
Employee benefit obligations	347,018	344,463
Deferred income taxes	314,842	67,381
Unamortized investment tax credits	—	4,310
Other long-term liabilities	17,061	12,398
Long-term debt, net of current portion	995,000	—

Total long-term liabilities	1,768,200	524,741

Total liabilities not subject to compromise	1,954,613	655,901

Liabilities subject to compromise	—	2,905,311

Total liabilities	1,954,613	3,561,212

Stockholders’ equity (deficit):
Predecessor Company common stock, $0.01 par value, 200,000,000 shares authorized, issued and outstanding 89,440,334 shares at December 31, 2010	—	894
Additional paid-in capital, Predecessor Company	—	725,786
Successor Company common stock, $0.01 par value, 37,500,000 shares authorized, 26,195,265 shares issued and outstanding at June 30, 2011	262	—
Additional paid-in capital, Successor Company	500,097	—
Retained deficit	(51,520)	(1,101,294)
Accumulated other comprehensive loss	—	(212,804)

Total stockholders’ equity (deficit)	448,839	(587,418)

Total liabilities and stockholders’ equity (deficit)	$2,403,452	$2,973,794

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three Months ended June 30, 2011, 157 Days ended June 30, 2011,

24 Days ended January 24, 2011 and Three and Six Months ended June 30, 2010

(Unaudited)

(in thousands, except per share data)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	One Hundred Fifty- Seven Days Ended June 30, 2011	Twenty-Four Days Ended January 24, 2011	Six Months Ended June 30, 2010
		(Restated)			(Restated)

Revenues	$262,636	$271,563	$451,038	$66,378	$542,364

Operating expenses:
Cost of services and sales, excluding depreciation and amortization	114,468	133,211	201,641	38,766	270,680
Selling, general and administrative expense, excluding depreciation and amortization	88,316	97,062	151,798	27,161	190,646
Depreciation and amortization	90,614	71,472	153,393	21,515	142,854
Reorganization related expense	2,510	—	5,246	—	—

Total operating expenses	295,908	301,745	512,078	87,442	604,180

Loss from operations	(33,272)	(30,182)	(61,040)	(21,064)	(61,816)

Other income (expense):
Interest expense	(16,996)	(35,721)	(29,487)	(9,321)	(70,351)
Other	350	105	831	(132)	131

Total other expense	(16,646)	(35,616)	(28,656)	(9,453)	(70,220)

Loss before reorganization items and income taxes	(49,918)	(65,798)	(89,696)	(30,517)	(132,036)
Reorganization items	—	1,375	—	897,313	(15,216)

(Loss) income before income taxes	(49,918)	(64,423)	(89,696)	866,796	(147,252)
Income tax benefit (expense)	22,821	10,245	38,176	(279,889)	6,744

Net (loss) income	$(27,097)	$(54,178)	$(51,520)	$586,907	$(140,508)

Weighted average shares outstanding:
Basic	25,652	89,424	25,644	89,424	89,424

Diluted	25,652	89,424	25,644	89,695	89,424

(Loss) earnings per share:
Basic	$(1.06)	$(0.61)	$(2.01)	$6.56	$(1.57)

Diluted	$(1.06)	$(0.61)	$(2.01)	$6.54	$(1.57)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

157 Days ended June 30, 2011, 24 Days ended January 24, 2011 and the Six Months ended June 30, 2010

(Unaudited)

(in thousands)

	Successor Company	Predecessor Company
	One Hundred Fifty- Seven Days Ended June 30, 2011	Twenty-Four Days Ended January 24, 2011	Six Months Ended June 30, 2010
			(Restated)
Cash flows from operating activities:
Net (loss) income	$(51,520)	$586,907	$(140,508)

Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(35,213)	276,204	(6,753)
Provision for uncollectible revenue	10,070	3,454	16,522
Depreciation and amortization	153,393	21,515	142,854
Post-retirement accruals	12,850	2,654	15,911
Pension accruals	4,779	986	4,307
Loss on abandoned projects	—	—	12,275
Other non cash items	22	130	1,642
Changes in assets and liabilities arising from operations:
Accounts receivable	(619)	(7,752)	(704)
Prepaid and other assets	4,921	(3,423)	(13,905)
Accounts payable and accrued liabilities	7,790	30,258	29,632
Accrued interest payable	183	9,017	67,959
Other assets and liabilities, net	(1,457)	177	(6,697)
Reorganization adjustments:
Non-cash reorganization income	(709)	(917,358)	(20,246)
Claims payable and estimated claims accrual	(55,858)	(1,096)	—
Restricted cash - cash claims reserve	46,932	(82,764)	—

Total adjustments	147,084	(667,998)	242,797

Net cash provided by (used in) operating activities	95,564	(81,091)	102,289

Cash flows from investing activities:
Net capital additions	(93,369)	(12,477)	(103,222)
Distributions from investments	618	—	79

Net cash used in investing activities	(92,751)	(12,477)	(103,143)

Cash flows from financing activities:
Loan origination costs	(884)	(1,500)	(1,100)
Proceeds from issuance of long-term debt	—	—	5,513
Restricted cash	1,372	34	(467)
Repayment of capital lease obligations	(505)	(201)	(1,043)

Net cash (used in) provided by financing activities	(17)	(1,667)	2,903

Net change	2,796	(95,235)	2,049
Cash, beginning of period	10,262	105,497	109,355

Cash, end of period	$13,058	$10,262	$111,404

Supplemental disclosure of cash flow information:
Capital additions included in accounts payable, claims payable and estimated claims accrual or liabilities subject to compromise at period-end	3,297	1,818	2,431
Reorganization costs paid	16,857	11,110	29,394

FAIRPOINT COMMUNICATIONS, INC.

Supplemental Financial Information

(Unaudited)

($ in thousands)

	2Q11 Reported	1Q11 Reported	4Q10 Reported	3Q10 Restated	2Q10 Restated
Summary Income Statement:
Revenue:
Voice services	$127,085	$124,225	$136,664	$125,598	$134,943
Access	93,128	91,358	92,128	95,923	96,182
Data and Internet services	29,849	28,495	27,504	26,691	28,961
Other services	12,574	10,702	11,696	12,418	11,477

Total revenue	262,636	254,780	267,992	260,630	271,563
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	202,784	216,582	211,598	218,177	230,273
Depreciation and amortization	90,614	84,294	74,606	72,364	71,472
Reorganization expense (post-emergence) (1)	2,510	2,736	—	—	—

Total operating expenses	295,908	303,612	286,204	290,541	301,745

Loss from operations	(33,272)	(48,832)	(18,212)	(29,911)	(30,182)
Other income (expense):
Interest expense	(16,996)	(21,812)	(35,187)	(35,358)	(35,721)
Other income (expense), net	350	349	377	2,207	105

Total other income (expense)	(16,646)	(21,463)	(34,810)	(33,151)	(35,616)

Loss before reorganization items and income taxes	(49,918)	(70,295)	(53,022)	(63,062)	(65,798)
Reorganization items (1)	—	897,313	(15,552)	(10,352)	1,375

Income (loss) before income taxes	(49,918)	827,018	(68,574)	(73,414)	(64,423)
Income tax benefit (expense)	22,821	(264,534)	(6,413)	7,330	10,245

Net income (loss)	$(27,097)	$562,484	$(74,987)	$(66,084)	$(54,178)

Consolidated EBITDAR Reconciliation:

Net income (loss)	$(27,097)	$562,484	$(74,987)	$(66,084)	$(54,178)
Income tax (benefit) expense	(22,821)	264,534	6,413	(7,330)	(10,245)
Interest expense	16,996	21,812	35,187	35,358	35,721
Depreciation and amortization	90,614	84,294	74,606	72,364	71,472
Non-cash pension and OPEB expense (2a)	10,583	10,686	10,992	12,036	9,979
Other non-cash items, net (2b)	(138)	(912,270)	16,096	1,066	(8,509)
Restructuring costs (2c)	2,608	17,326	14,948	11,395	18,788
Restatement impact, net (2d)	—	—	—	1,397	8,307
All other allowed adjustments, net (2e)	(246)	219	732	(999)	959

Consolidated EBITDAR	$70,499	$49,085	$83,987	$59,203	$72,294

Consolidated EBITDAR margin	26.8%	19.3%	31.3%	22.7%	26.6%

Select Operating and Financial Metrics:

Residential access lines	680,189	695,916	712,591	734,260	758,005
Business access lines	317,584	322,106	327,812	335,334	340,988
Wholesale access lines (3)	82,231	84,667	87,142	89,035	91,138

Total switched access lines	1,080,004	1,102,689	1,127,545	1,158,629	1,190,131
% change y-o-y	-9.3%	-9.6%	-10.3%	-11.0%	-11.6%
% change q-o-q	-2.1%	-2.2%	-2.7%	-2.6%	-2.4%
High-speed data subscribers (4)	305,155	297,491	289,745	288,891	289,609
% change y-o-y	5.4%	4.8%	0.4%	-1.7%	-1.9%
% change q-o-q	2.6%	2.7%	0.3%	-0.2%	2.0%
penetration of access lines	28.3%	27.0%	25.7%	24.9%	24.3%

Access line equivalents	1,385,159	1,400,180	1,417,290	1,447,520	1,479,740

% change y-o-y	-6.4%	-6.8%	-8.3%	-9.3%	-9.9%
% change q-o-q	-1.1%	-1.2%	-2.1%	-2.2%	-1.6%

Capital expenditures	$52,121	$53,725	$40,868	$53,705	$62,815

(1)	Following FairPoint’s emergence from Chapter 11 on January 24, 2011, all reorganization items are reported in total operating expenses. During Chapter 11, all reorganization items were reported below operating income in Reorganization Items.
(2)	For purposes of calculating Consolidated EBITDAR, FairPoint’s new credit facility allows it to adjust for:
a)	aggregate pension and other post-employment benefits expense (OPEB), net of pension contributions and OPEB cash payments in the period,
b)	other non-cash items except to the extent they will require a cash payment in a future period,
c)	costs related to the restructuring, including professional fees for advisors and consultants,
d)	the impact from any restatement of financial statements for the periods ending on or prior to January 24, 2011, and
e)	other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(3)	Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4)	High-speed data subscribers include DSL, fiber-to-the-home, cable modem and fixed wireless broadband.